UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE TO

(Amendment No. 1)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

CROCS, INC.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options To Purchase Common Stock, Par Value $0.001 Per Share

(Title of Class of Securities)

227046109

(CUSIP Number of Common Stock Underlying Class of Securities)

Erik Rebich, Esq.

General Counsel and Secretary

Crocs, Inc.

6328 Monarch Park Place

Niwot, Colorado 80503

(303) 848-7000

(Name, Address and Telephone Numbers of Person

Authorized to Receive Notices and Communications on Behalf of Filing Persons)

Copy to:

Nathaniel G. Ford, Esq.

Jason Day, Esq.

Faegre & Benson LLP

3200 Wells Fargo Center

1700 Lincoln Street

Denver, Colorado 80203

(303) 607-3500

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$314,323	$17.54

* Calculated solely for purposes of determining the filing fee.  The calculation of the transaction valuation assumes that all options to purchase 5,081,823 shares of common stock that are eligible to participate in this offer will be purchased by the issuer.  These options have an aggregate value of $314,323 calculated based on a Black-Scholes option pricing model. The actual transaction value will be based on the number of options tendered, if any, which may result in a lower aggregate amount.

**The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 5 for fiscal year 2009, equals $55.80 per million dollars of the transaction value.

☒   Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $17.54	Filing Party: Crocs, Inc.
Form or Registration No.: Schedule TO-I, File No. 5-81777	Date Filed: April 2, 2009

☐   Check the box if the filing  relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐  third-party tender offer subject to Rule 14d-1.

☒  issuer tender offer subject to Rule 13e-4.

☐  going-private transaction subject to Rule 13e-3.

☐  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

INTRODUCTORY STATEMENT

This Amendment No. 1 to the Tender Offer Statement on Schedule TO (this “Amendment”), filed with the Securities and Exchange Commission (the “SEC”) on April 8, 2009, amends and supplements the Tender Offer Statement on Schedule TO filed with the SEC on April 2, 2009 (the “Schedule TO”), and relates to an offer by Crocs, Inc. to purchase for cash certain outstanding stock options granted under Crocs, Inc.’s 2005 Equity Incentive Plan and Crocs, Inc.’s 2007 Equity Incentive Plan, as set forth in the Offer to Purchase dated April 2, 2009 (the “Offer to Purchase”), and upon the terms and subject to the conditions set forth in the Offer to Purchase.

This Amendment is made to amend the Offer to Purchase and to add a Form Email to Eligible Employees Regarding Informational Meetings as Exhibit 99.(a)(19).  Other than as amended or supplemented by this Amendment, all other terms of the Schedule TO remain the same.

Item 12. Exhibits.

Exhibit Number	Description
(a)(1)	Offer to Purchase for Cash Outstanding Employee Stock Options with an Exercise Price Equal to or Greater than $10.50, dated April 2, 2009, as amended on April 8, 2009.*
(a)(2)	Form Email to Eligible Employees Announcing the Tender Offer.**
(a)(3)	Form Email to Eligible Employees Distributing Personalized Statements.**
(a)(4)	Form Cover Letter to Eligible Employees Distributing Personalized Statements.**
(a)(5)	Form of Election Form.**
(a)(6)	Form of Withdrawal Notice.**
(a)(7)	Form of Personal Statement.**
(a)(8)	Form of Cash Payment Statement.**
(a)(9)	Form of Reminder Email to Eligible Employees.**
(a)(10)	Press Release dated April 2, 2009.**
(a)(11)	Employee Meeting Presentation.**
(a)(12)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 17, 2009 (incorporated herein by reference).
(a)(13)

Definitive Proxy Statement on Schedule 14A for our 2008 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on April 29, 2008, as amended on May 6, 2008 (incorporated herein by reference).

(a)(14)	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2009 (incorporated herein by reference).
(a)(15)	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2009 (incorporated herein by reference).
(a)(16)	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2009 (incorporated herein by reference).
(a)(17)	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2009 (incorporated herein by reference).
(a)(18)	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2009 (incorporated herein by reference).
(a)(19)	Form Email to Eligible Employees Regarding Informational Meetings.*
(b)	Not applicable.
(d)(1)	Crocs, Inc. 2005 Equity Incentive Plan (Incorporated herein by reference to Exhibit 10.2 to Crocs, Inc.’s Registration Statement on Form S-1, filed on August 15, 2005 (File No. 333-127526)).
(d)(2)	Crocs, Inc. 2007 Equity Incentive Plan (Incorporated herein by reference to Exhibit 10.2 to Crocs, Inc.’s Current Report on Form 8-K, filed on July 12, 2007 (File No. 000-51754)).
(g)	Not applicable.
(h)	Not applicable.

* Filed herewith.

** Exhibit previously filed with the Schedule TO on April 2, 2009.

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SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CROCS, INC.

Date: April 8, 2009	By:	/s/ Russell C. Hammer
Russell C. Hammer
Chief Financial Officer, Senior Vice
President - Finance and Treasurer

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EXHIBIT INDEX

Exhibit Number	Description
(a)(1)	Offer to Purchase for Cash Outstanding Employee Stock Options with an Exercise Price Equal to or Greater than $10.50, dated April 2, 2009, as amended on April 8, 2009.*
(a)(2)	Form Email to Eligible Employees Announcing the Tender Offer.**
(a)(3)	Form Email to Eligible Employees Distributing Personalized Statements.**
(a)(4)	Form Cover Letter to Eligible Employees Distributing Personalized Statements.**
(a)(5)	Form of Election Form.**
(a)(6)	Form of Withdrawal Notice.**
(a)(7)	Form of Personal Statement.**
(a)(8)	Form of Cash Payment Statement.**
(a)(9)	Form of Reminder Email to Eligible Employees.**
(a)(10)	Press Release dated April 2, 2009.**
(a)(11)	Employee Meeting Presentation.**
(a)(12)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission on March 17, 2009 (incorporated herein by reference).
(a)(13)

Definitive Proxy Statement on Schedule 14A for our 2008 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on April 29, 2008, as amended on May 6, 2008 (incorporated herein by reference).

(a)(14)	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2009 (incorporated herein by reference).
(a)(15)	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 17, 2009 (incorporated herein by reference).
(a)(16)	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2009 (incorporated herein by reference).
(a)(17)	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2009 (incorporated herein by reference).
(a)(18)	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2009 (incorporated herein by reference).
(a)(19)	Form Email to Eligible Employees Regarding Informational Meetings.*
(b)	Not applicable.
(d)(1)	Crocs, Inc. 2005 Equity Incentive Plan (Incorporated herein by reference to Exhibit 10.2 to Crocs, Inc.’s Registration Statement on Form S-1, filed on August 15, 2005 (File No. 333-127526)).
(d)(2)	Crocs, Inc. 2007 Equity Incentive Plan (Incorporated herein by reference to Exhibit 10.2 to Crocs, Inc.’s Current Report on Form 8-K, filed on July 12, 2007 (File No. 000-51754)).
(g)	Not applicable.
(h)	Not applicable.

* Filed herewith.

** Exhibit previously filed with the Schedule TO on April 2, 2009.

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